STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED Q9,00 AM 07/28/1994
944139453 - 2419873

CERTIFICATE OF INCORPORATION

OF

KIRLIN HOLDINGS CORP,

Pursuant to Section 102 of title

Delaware General Corporation Law

1. The name of the corporation is Kirlin Holdings Corp,

2. The address of the corporation's registered office in the State of Delaware is 15 East North Street, Dover (Kent County). Delaware 19901 United Corporate Services, Inc. Is the corporation's registered agent at that address.

3. The purpose of the corporation Is to engage In any lawful act or activity for which Corporations may be organized under the Delaware General Corporation Law.

4. The total number of shares of all classes of capital stock which the corporation shall have authority to issue Is 16,000,000, of which (I) 15,000,000 shares shall be Common Stock, par value $.0001 per share, and (II) 1,000,000 shares shall be Preferred Stock, par value $.0001 per share.

A. Preferred Stock. The Board of Directors Is expressly granted authority to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating or other special rights and such qualifications, !imitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation'? and as may be permitted by the Delaware General Corporation Law. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock, Exempt as otherwise required by law and except as otherwise provided in any Preferred Stock Designation, the holder; of the Common Stock shall exclusively possess all voting power of the corporation. Each share of Common Stock shall have one vote.

5. The name and address of the sole incorporator are: Esteilta J. Salwen, Esq., c/o Graubard Mollen Horowitz Pomeranz & Shapiro, 600 Third Avenue, New York, New York 10016.

6. The Board of Directors of the corporation shall be comprised of three classes of directors. The number of directors in each class shall be as nearly equal as possible. The term or the directors comprising Class A shall expire at the first annual meeting of stockholders, the term of the directors comprising Class B shall expire at the annual meeting of stockholders one year thereafter and the term of the directors comprising Class C shall expire two years thereafter. At each annual meeting of stockholders thereafter, directors elected to succeed those whose terms expire shall be elected for a full term of three years. My increase or decrease in the total number of directors shall be spread equally or as nearly equal as possible among the three classes.

7. The Board of Directors of the corporation shall have the power to make, alter or repeal the by-laws of the corporation.

8. The election of the Board of Directors need not be by written ballot.

9. The corporation shall Indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law as amended from time to time each person that such Section grants the corporation the power to indemnify.

10. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that he or she may be liable (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Paragraph 10, nor the adoption of any provision of this Certificate of Incorporation Inconsistent with this Paragraph 10, shall eliminate or reduce the effect of this Paragraph 1O in respect of any matter occurring, or any cause of action, suit or claim that, but for this Paragraph 10, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

11. Whenever a compromise or arrangement Is proposed between the corporation and Its creditors or any class of them and/or between the corporation and Its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder of the corporation or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 6 of the Delaware Code or on the application of trustees In dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned In such manner as the said court directs. If a majority In number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

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Dated: July 27, 1994

Estellta J. saiWen

Sole lncorporator

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